Exhibit 99.1

Preliminary First Quarter 2009 Results – Reconciliation of

Net Loss to EBITDA (in millions)

Reconciliation

A reconciliation of preliminary net loss to EBITDA for the three months ended March 31, 2009 is set forth in the following table:

Three Months Ended March 31, 2009
Net loss	$(260)
Income tax expense	5

Loss before income taxes	(255)
Interest expense (income), net	144
Depreciation and amortization	51

EBITDA	$(60)

Our preliminary first quarter 2009 results have not yet been finalized by management and have not been reviewed by our independent registered public accounting firm. When our actual results for first quarter 2009 are finalized, they will be reviewed and will include any adjustments necessary, in the opinion of management, for a fair presentation of such information. Our actual first quarter 2009 financial results could vary materially from those included herein.

EBITDA Definition

EBITDA is defined by the Company as net income before depreciation and amortization, interest (income) expense, net (other than relocation services interest for securitization assets and securitization obligations) and income taxes. We present EBITDA because we believe it is a useful supplemental measure in evaluating the performance of our operating businesses and provide greater transparency into our results of operations. The EBITDA measure is used by our management, including our chief operating decision maker, to perform such evaluation. EBITDA should not be considered in isolation or as a substitute for net income or other statement of operations data prepared in accordance with GAAP.

We believe EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation, the age and book depreciation of facilities (affecting relative depreciation expense) and the amortization of intangibles, which may vary for different companies for reasons unrelated to operating performance. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results.

EBITDA has limitations as an analytical tool, and you should not consider EBITDA either in isolation or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect changes in, or cash requirement for, our working capital needs;

•	EBITDA does not reflect our interest expense (except for interest related to our securitization obligations), or the cash requirements necessary to service interest or principal payments, on our debt;

•	EBITDA does not reflect our income tax expense or the cash requirements to pay our taxes;

•	EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and these EBITDA measures do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate these EBITDA measures differently so they may not be comparable.

EBITDA has limitations as an analytical tool and you should not be considered either in isolation or as a substitute for analyzing our results as reported under GAAP.

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